                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                       OF
                          NEI ACQUISITION CORPORATION


     The undersigned, being a natural person of the age of eighteen (18) years or more, acting as the incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE I

     The name of the corporation is NEI Acquisition Corporation.

                                   ARTICLE II

     The period of its duration is perpetual.

                                  ARTICLE III

     The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

     The street address of the initial registered office of the corporation is 717 N. Harwood, Suite 1400, Dallas, Texas 75201, and the name of the initial registered agent of the corporation at such address is Bruce H. Hallett.

                                   ARTICLE V

     The corporation is authorized to issue one class of capital stock to be designated Common Stock. The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of Common Stock, $.01 par value.

                                   ARTICLE VI

     Cumulative voting in the election of directors is expressly prohibited.

                                  ARTICLE VII

     No shareholder of the corporation will by reason of his holding shares of stock of the corporation have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the corporation, or any notes, debentures, bonds, warrants, options or other securities of the corporation, now or hereafter to be authorized.

                                  ARTICLE VIII

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($l,000.00), consisting of money paid, labor done or property actually received, which property actually received shall have a value of not less than One Thousand Dollars ($l,000.00).

                                   ARTICLE IX

     The number of directors shall be fixed in the manner provided in the Bylaws of the corporation. The initial Board of Directors will consist of three directors, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

          Name                          Address
          ----                          -------

     Barry B. Conrad                    c/o Merchant Banking Group
                                        RPR Tower, Suite 1910
                                        700 North Pearl, LB 321
                                        Dallas, Texas 75201

     Floyd W. Collins                   c/o Merchant Banking Group
                                        RPR Tower, Suite 1910
                                        700 North Pearl, LB 321
                                        Dallas, Texas 75201

                                   ARTICLE X

     To the fullest extent permitted by Texas statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the corporation shall not be liable to the corporation or its shareholders for any act or omission in such director's capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of these Articles of Incorporation inconsistent with this Article, by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability to the corporation or its shareholders of a director of the corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

                                   ARTICLE XI

     Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE XII

     The name and address of the incorporator is as follows:

                  Name                          Address
                  ----                          -------

             Bruce H. Hallett                   717 N. Harwood
                                                Suite 1400
                                                Dallas, Texas  75201

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 10th day of September, 1993.



                                        ---------------------------------------
                                        Bruce H. Hallett

                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                          NEI ACQUISITION CORPORATION

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation:

                                  ARTICLE ONE

     The name of the corporation is NEI Acquisition Corporation (the "Corporation").

                                  ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of Corporation by written consent dated February 28, 1994.

     Article V is hereby amended to read in its entirety as follows:

            "A. The corporation is authorized to issue two classes of shares of capital stock, designated "Common Stock" and "Preferred Stock", respectively. The aggregate number of shares of Common Stock authorized to be issued is 1,000,000 shares with a par value of $.01 per share. The aggregate number of shares of shares of Preferred Stock authorized to be issued is 2,000,000 shares with a par value of $1.00 per share. Shares of the Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued. On the date hereof, the Board of Directors has designated 271,500 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), 478,500 shares of Series B Redeemable Preferred Stock ("Series B Preferred Stock") and 526,500 shares of Series C Redeemable Preferred Stock ("Series C Preferred Stock")(collectively referred to as the "Preferred Stock"), which shall have the following preferences, limitations and relative rights:

     1.   Dividends. The holders of Series A and Series B Preferred Stock shall
          ---------
     be entitled to receive, when and as declared by the Board of Directors, out of the funds of the Company legally permissible, in preference to the holders of the Common Stock, $.01 par value, of the Company ("Common Stock"), cumulative annual dividends at the annual rate of $.08 per share. Such dividends shall consist of the Company's Series C Preferred Stock, each share of which shall be deemed to have a value of $1.00. Dividends on Series A and Series B Preferred Stock shall commence to accrue and shall be cumulative from March 1, 1994. Accrued dividends shall be paid in full by March 31, 2001, to the extent legally permissible. If the dividend on the Series A and Series B Preferred Stock for any dividend period shall not have been paid (in the manner set forth above) or set apart in full, it shall accrue and the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment for all prior completed annual periods before any dividend shall be declared and paid or set aside for payment upon the Common Stock and before any asset which is by law available for the payment of dividends shall be paid or set aside for the purchase or redemption of the Preferred Stock or the purchase of any share of Common Stock; provided, however, that the repurchase of capital stock held by Stratford Capital Group, Inc. (and its assigns and transferees) shall be exempt from the restriction set forth in this sentence. Accumulations of dividends on the Series A and Series B Preferred Stock shall not bear interest. Shares of the Series C Preferred Stock shall not be entitled to receive dividends thereon.

     2.   Voting Rights.
          -------------

         (a) Except as otherwise required by law, a holder of each share of Series A Preferred Stock shall be entitled to vote on all matters presented for the vote or consent of shareholders and shall be entitled to the number of votes per share that it would have been entitled to had it converted its shares of Series A Preferred Stock into shares of Common Stock immediately prior to the record date for the determination of shareholders entitled to vote on such matters or, if no record date is established, on the date such vote is taken or any written consent of shareholders is solicited.

         (b) Except as otherwise required by law, a holder of each share of Series B and Series C Preferred Stock shall not be entitled to vote on all matters presented for the vote or consent of shareholders; provided, however, the affirmative consent or vote of a majority of the outstanding shares of Series B Preferred Stock, voting as a class, shall be required with respect to the following actions:

          (i) any increase in the number of directors on the Board of Directors of the Company;

          (ii) entering into any employment contracts or agreements wherein the employee's salary exceeds $100,000;

          (iii) consolidation or merger of the Company into another corporation, where the Company is not the surviving entity, or the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company;

          (iv) purchase of all or substantially all of the assets, stock or ownership interest of another entity;

          (v) entering into any agreement or understanding or otherwise incur any obligation which by its terms would violate, modify or cancel the rights of holders of Series B Preferred Stock hereunder, or change the relative rights of holders of Series B Preferred Stock as to the payments of dividends or liquidation preferences in relation to such rights of holders of any other capital stock of the Company;

          (vi) purchase, redemption or otherwise acquire for value (or pay or set aside for a sinking fund for such purpose) any of the capital stock of the Company other than any redemption of Preferred Stock (or shares of Common Stock issuable upon the conversion of Series A Preferred Stock) or as set forth in any shareholders' agreement where holders of Series B Preferred Stock are a party or as set forth in the Company's Subordinated Loan and Warrant Purchase Agreement with Stratford Capital Group, Inc.; or

          (vii) incurring any funded indebtedness (or entering into any agreement to incur funded indebtedness) if the same would increase the funded indebtedness of the Company in excess of $7.0 million.

          (c) Except as set forth in Subparagraph (b) above or as otherwise required by law, shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall be voted together as a single class and not as separate classes.

     3.   Priority of the Preferred Stock in Event of Dissolution.
          -------------------------------------------------------

          (a) In the event of a dissolution, liquidation or winding up of the Company (whether voluntary or involuntary), after payment or provision for payment in full to the creditors of the Company, but before any distribution to the holders of Common Stock, the holders of Preferred Stock then outstanding shall be entitled to receive an amount equal to $1.00 per share. In the event that the funds available therefor are insufficient for the payment of the aforesaid amount with respect to all of the outstanding shares of Preferred Stock, such funds will be paid pro rata among the outstanding shares of Preferred Stock.

          (b) A consolidation, merger or reorganization of the Company with or into any other corporation or corporations, or a sale, or a series of related sales, of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up for the purpose of this Paragraph 3.

     4.   Conversion of Series A Preferred Stock into Common Stock.
          --------------------------------------------------------

          (a) Each share of Series A Preferred Stock shall be convertible into Common Stock, at the then applicable Series A Conversion Price, at any time and from time to time at the option of the holder thereof. Before any holder of Series A Preferred Stock shall be entitled to convert such stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the Company and shall give written notice, duly executed, to the Company of such election to convert the same and shall state the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted, and the holder of such shares shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (b) The per share price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock shall be called the "Series A Conversion Price," as determined in accordance with this Paragraph 4. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Series A Conversion Price in effect at the time of conversion. The initial Series A Conversion Price shall be $1.00.

          (c) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Series A Conversion Price.

          (d) The Series A Conversion Price shall be subject to adjustment as provided herein:

              (i)    In case the Company shall at any time or from time to time
          (A) pay a dividend with respect to its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassific ation in connection with a consolidation or merger in which the Company is the continuing corporation), the conversion privilege and the Series A Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Company which it would have owned or have been entitled to receive immediately following the happening of any of the events described above, had such Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Subparagraph (d)(i) shall become effective retroactively immediately after the record date in the case of a dividend with respect to the Common Stock in shares of capital stock and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Subparagraph (d)(i), the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors shall determine the allocation of the adjusted Series A Conversion Price between or among shares of such classes of capital stock.

              (ii) In the event the Company sells any shares of its Common Stock or any securities convertible into or exercisable for its Common Stock and the net per share price received by the Company from the sale of such Common Stock or securities plus any additional amounts to be received on the conversion of such securities into, or exercise of such securities for, Common Stock is less than the then current Series A Conversion Price, or in the event of the exercise of any options or warrants to purchase its Common Stock for a net per share price less than the then current Series A Conversion Price, the Series A Conversion Price shall thereafter be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price in effect prior to such issuance by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such Series A Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such additional shares of Common Stock so issued.

              (iii) Notwithstanding anything set forth in this Paragraph 4, no adjustment in the Series A Conversion Price shall be made as a result of the issuance or sale of any Common Stock by the Company in connection with the exercise of any stock option granted by the Company pursuant to option plans approved by the board of directors of the Company or pursuant to the common stock purchase warrants issued by the Company to Stratford Capital Group, Inc. (or their assigns and transferees).

          (e) In case of any capital reorganization or of any reclassification of the Common Stock of the Company, or in case of the consolidation of the Company with, or the merger of the Company into, any other corporation, or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, the Series A Preferred Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be exercisable for the number of shares of stock or other securities or property of the Company, or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the holder of Common Stock issuable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) upon exercise of the conversion privilege of the Series A Preferred Stock would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale had the conversion privilege of the Series A Preferred Stock been exercised prior thereto; and in any case, if necessary, the provisions set forth in this Paragraph 4 regarding the rights and interests thereafter of the holders of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the conversion privilege of the Series A Preferred Stock. The subdivision or combination of shares of Common Stock issuable upon exercise of the conversion privilege of the Series A Preferred Stock into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Company for the purposes of this Paragraph 4.

          (f) The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

          (g) The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Company that such tax has been paid or is not due and payable.

     5.   Redemption.
          ----------

          (a) The Company may at any time on and after the earlier of (i) the consummation of a bona fide underwritten public offering of the Common Stock of the Company resulting in net proceeds to the Company of at least $10.0 million or (ii) March 31, 2001, to the extent it has sufficient surplus, redeem outstanding shares of Series A Preferred Stock at a redemption price equal to $1.00 per share.

          (b) On March 31, 2001, the Company shall be required to redeem the outstanding shares of Series B and Series C Preferred Stock at a price per share equal to $1.00. If funds legally available to the Company for the repurchase of the Series B and Series C Preferred Stock shall be insufficient to redeem all of the outstanding Series B and Series C Preferred Stock required hereby to be redeemed, the Company shall redeem such number of shares of Series B and Series C Preferred Stock as such legally available funds shall permit, shall take all other actions allowed by law in order to redeem such unredeemed shares of Series B and Series C Preferred Stock and shall redeem such remaining unredeemed shares of Series B and Series C Preferred Stock as soon as practicable after funds legally available to the Company for such redemption are obtained.

          (c) The Company shall give written notice (the "Redemption Notice") to the holders of Series A, Series B or Series C Preferred Stock (as the case may be) at such address as has been last provided by each such party for purposes of receiving notice setting forth the intent of the Company to exercise the right of redemption at least thirty days before the date fixed for each redemption payment (the "Redemption Date") and further specifying in such notice the number of shares to be redeemed and the Redemption Date.

          (d) On or before each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the price designated in the Redemption Notice, and thereupon the sum of $1.00 per share for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

          B. No shareholder of the corporation will, by reason of his holding shares of stock of the corporation, have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the corporation, or any notes, debentures, bonds, warrants, options or other securities of the corporation, whether now or hereafter authorized."

                                 ARTICLE THREE

     The number of shares of the Corporation outstanding at the time of such adoption was 1,000, and the number of shares entitled to vote thereon was 1,000.

                                 ARTICLE FOUR

     The number of shares voted for such amendment was 1,000, and the number of shares voted against such amendment was -0-.

     IN WITNESS WHEREOF, the Corporation has executed this document as of February 28, 1994.

                                          NEI ACQUISITION CORPORATION


                                          By:
                                             -----------------------------------
                                                Barry B. Conrad
                                                Chairman

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                         OF NEI ACQUISITION CORPORATION

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, NEI ACQUISITION, INC. (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation to change the name of the Corporation:

     ARTICLE ONE.  The name of the Corporation is NEI Acquisition Corporation.

     ARTICLE TWO.   The following amendment to the Articles of Incorporation was adopted by the Corporation as of May 2, 1994.

     A new Article One is hereby added to the Articles of Incorporation, to read in its entirety as follows:

                                 "ARTICLE ONE"

     The name of the corporation (the "Company") is NEI WebWorld, Inc.

     ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was One Thousand (1,000) at the time of the adoption of these amendments.

     ARTICLE FOUR.   The holder of all the shares of Common Stock outstanding
and entitled to vote has signed a written consent to the adoption of these amendments.

     DATED as of the 24th day of May, 1994.


                                     NEI ACQUISITION CORPORATION


                                     By: _______________________________
                                         Richard J. Wiencek, President